Exhibit 10.6
THURSDAY, MARCH 26, 2020

Dear Gregory:
On behalf of AbSci, I am pleased to offer you a position as Chief Financial Officer, reporting to Sean McClain. Your first day of employment will be April 6, 2020 and your Full-Time salary will be $250,000.00 per year paid monthly.
As a full-time employee, you are eligible:
•To accrue up to 240 hours (six weeks) of paid time off (PTO) in your first year of employment, and each year thereafter. AbSci does not recognize federal holidays, so PTO can be used at your discretion whether it is a federal holiday or not. Unused PTO hours may be carried over to the following year with a 320 hour cap at any given time.
•For health coverage, the 1st of the month following successful completion of thirty (30) days of employment. If you elect coverage, AbSci will pay 80 percent of the employee and dependent medical and dental insurance premiums.
•To participate in a 401(k) plan after 30 days of employment. The plan provides a basic safe harbor match of 100% up to 3% of compensation and 50% of the next 2% of compensation.
•For the voluntary Long Term Disability and Life Insurance plans.
Plan enrollment details will be provided to you during your on-board process.
In addition to your salary, subject to approval by the Company's Board of Directors, you will be granted 244,425 Incentive Units, which represents approximately 1.5% of the Company's outstanding Units. We will recommend the grant to the Board of Directors at its next meeting after you join the Company. You are not required to pay anything to acquire the Incentive Units and upon filing an 83(b) election with the IRS you will not be taxed upon their receipt. On the date of the grant, the Incentive Units will have a built-in value equal to the fair market value of the Company's common Units and the amount of any payment to you on sale of the Company or otherwise will be less this ascribed fair market value. The Incentive Units will vest according to the Company's standard four-year vesting schedule (i.e. 25% after one year and 1/48th for each month thereafter). They will continue to vest as long as you are employed by AbSci, and vesting will accelerate fully if the Company is sold and provided you are employed by AbSci up through closing of the sale. You are allowed to retain any vested Incentive Units following termination of your employment with AbSci. Finally, the Incentive Units will be subject to the terms and conditions of the Company's Fifth Amended and Restated LLC Agreement, a copy of which will be provided to you at the time of grant.

In addition to your salary and equity-based Incentive award, you will be eligible for a potential $100,000 annual bonus, which will be tied to performance metrics mutually agreed upon once you start.
On your first day, you will receive a brief orientation, which includes completing your on-board process, reviewing applicable Company policies, and touring the corporate offices. Please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for 1-9 purposes. Failure to provide appropriate documentation within 3 days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.
Your employment is contingent on signing our standard Confidentiality and Proprietary Rights Agreement, which is included in this electronic offer letter packet. During the period of your employment you will not, without the express written consent of the Company, engage in any employment or business activity other than for the Company. However, the Company will allow you to serve as a Board Director for BioEclipse, Nanomix, and DropCar so long as it does not interfere with your ability to fulfill your duties and responsibilities as the Company's CFO. You may seek legal counsel regarding the terms and conditions of the Agreement and will be expected to execute this Agreement on or before your start date. You agree that you will not disclose any of the terms of this agreement to anyone inside or outside the Company other than the undersigned and our legal counsel, Jack Schifferdecker; although you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
If you have any questions, please call Sean McClain. This offer of employment is valid through close of business on March 27, 2020. Employment with AbSci is subject to all policies in the employee handbook.
Gregory, kindly indicate your understanding and acceptance of this job offer by signing below. I am excited for you to join the AbSci team and look forward to working with you.

Sincerely,

Sean McClain
Founder and CEO

Offer Letter Acceptance
I have read and accept this offer of employment:

/s/ Gregory Shiffman	03/26/2020
Gregory Schiffman	Date

Gregory Schiffman Offer.pdf Document ID: 11f1fa22-6fd4-11ea-a147-bc764e101116
Requested: Mar 26,2020, 8:02 AM PDT (Mar 26, 2020, 3:02 PM UTC) Sara Mirabella (smcclain@abscibio.com) 73.25.98.15
Signed: Mar 26,2020, 7:38 PM PDT (Mar 26, 2020, 2:38 AM UTC) Gregory Schiffman (greg@maryjoandgreg.com) 198.29.32.65